Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of June 1, 2009 (the “Effective Date”), by and between Empire Resorts, Inc., a Delaware corporation (the “Company”), and Joseph E. Bernstein (“Executive”, and the Company and the Executive collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company desires to hire Executive and to employ him as the Chief Executive Officer (“CEO”) of the Company, and the Parties desire to enter into this Agreement embodying the terms of such employment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.           Title and Job Duties.

A.           Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as CEO.  Executive shall report directly to the Board of Directors of the Company (the “Board”).

B.           Executive accepts such employment and agrees, during the term of his employment, to devote substantially all his work time and attention to the Company, and agrees faithfully to perform his duties and responsibilities in an efficient, trustworthy and business like manner.  Executive also agrees that the Board shall determine from time to time such other duties as may be assigned to him customary for a Chief Executive Officer.  Executive agrees to carry out and abide by such directions of the Board.  Executive acknowledges that he will perform substantially all his duties in the Company’s New York office or New York City Metro Area..

C.           Anything herein to the contrary notwithstanding, during the Term, nothing shall preclude the Executive from managing his personal affairs and investments, existing real estate development projects, existing legal matters and responsibilities with the Catskill Litigation Trust, provided that none of these activities materially interfere with the proper performance of his duties and responsibilities hereunder.

2.           Salary and Additional Compensation.

A.           Base Salary.  During the Term, the Company shall pay to Executive an annual base salary of $500,000, less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures.

B.           Bonus.  The Executive shall be entitled to participate in any annual bonus plan maintained by the Company for its senior executives on such terms and conditions as may be determined from time to time by the Compensation Committee of the Board.  The payment of any such bonus shall be in the absolute discretion of the Board or Compensation Committee.

Joseph E. Bernstein
June 1, 2009

C.           Equity Compensation.  The Executive shall be entitled to participate in the Company’s equity based incentive programs to the extent such programs are put into place and maintained for the Company’s senior executives on such terms and conditions as may be determined from time to time by the Compensation Committee of the Board, consistent with this Agreement, and commensurate with his position.

D.           Sign-on Stock Option Grants.  As of the date of execution of this Agreement (“Execution Date”), the Company shall grant the Executive, subject to stockholder approval of an amendment to the Company’s 2005 Equity Incentive Plan (the “Plan”), a 5-year non-qualified stock option to purchase 500,000 shares of the Company’s common stock pursuant to the Plan, at an exercise price per share determined at the close of business on the Execution Date, which shall be the date of grant. The options under this paragraph shall vest 33% six (6) months following the grant date, 33% twelve (12) months following the grant date, and 34% eighteen (18) months following the grant date, and subject to earlier vesting as provided herein.  If this Agreement is not extended as provided herein for an additional 12 months after the initial six-month period of the Term, all of the options granted under this paragraph shall vest on December 31, 2009, provided, however, if Executive is terminated for Cause or if Executive resigns, all options granted hereunder shall be considered in accordance with, and governed by, the Plan. For purposes of this Agreement, “Cause” shall mean that the Executive (i) pleads “guilty” or “no contest” to or is convicted of an act which is defined as a felony under federal or state law or as a crime under federal or state law which involves Executive’s fraud or dishonesty, (ii) in carrying out his duties, engages in conduct that constitutes willful neglect or willful misconduct; provided such plea, conviction, neglect or misconduct results in material economic harm to the Company, (iii) Executive’s failure to apply for, eventually obtain and subsequently maintain required licenses in the jurisdiction where the Company currently operates or has plans to operate, or (iv) the Executive’s material breach of this Agreement.   The options shall not terminate before their ultimate 5-year expiration date because the Term or any extension thereof has previously expired.

E.           Additional Stock Option Grants.  The Company shall grant the Executive, subject to stockholder approval of an amendment to the Company’s Plan, a 10-year non-qualified stock option to purchase 1,000,000 shares of the Company’s common stock pursuant to the Plan, at an exercise price per share determined at the close of business on the Execution Date, which shall be the date of grant, vesting upon the consummation of a Debt Restructure (as defined in 3.B below) with an entity sourced by the Executive before or after the Effective Date, including but not limited to the persons and entities set forth on Exhibit A, their beneficial owners, family members or affiliates. The options shall not terminate before their ultimate 10-year expiration date because the Term or any extension thereof has previously expired.

F.           Previous Stock Option Grants.  Nothing in this Agreement shall affect the terms and conditions relating to the grant of 500,000 stock options to the Executive prior to the date of this Agreement, provided, however, that the April 27, 2009 grant of 250,000 options shall vest upon a Debt Restructure.  The options shall not terminate before their ultimate 5-year expiration date because the Term or any extension thereof has previously expired.

Joseph E. Bernstein
June 1, 2009

G.           Expenses.  In accordance with Company policy, the Company shall reimburse Executive for all reasonable business expenses properly and necessarily incurred and paid by Executive in the performance of his duties under this Agreement upon his presentment of detailed receipts in the form required by the Company’s policy, however, Executive acknowledges and agrees that the Company shall not reimburse Executive for travel expenses related to travel between Florida and New York.

H.           Benefits.  The Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to senior level executive officers generally and as may be in effect from time to time.  The Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior level executive officers of the Company generally.  Such level of benefits shall be at a level commensurate with the Executive’s position as Chief Executive Officer.  In addition, all options referenced in Sections 2 D., E., and F. hereof shall be exercisable by the estate of Executive through the respective term of each such option.

I.           Vacation.  Executive shall be entitled to four (4) weeks vacation on an annual basis.

J.           Health Insurance D & O, Indemnification and Other Plans. As of the Effective Date, Executive shall be eligible to participate in the Company’s medical, dental, D & O, and other employee benefit programs, if any, that are provided by the Company for its employees at Executive’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time. Executive shall be entitled to COBRA benefits upon termination of the Term or any extended term.

K.           Assistance.  The Company shall provide the Executive access to a Secretary during business hours. Should the Executive believe that it is necessary to hire a full or part-time executive assistant, the decision to hire such an assistant shall be in the sole discretion of the Board of Directors of the Company and the Company shall determine the appropriate duties and salary level of the assistant.

3.           Term and Termination.

A.           The term of this Agreement (“Term”) will commence on the Effective Date and shall remain in effect through December 31, 2009 and will continue for a subsequent one (1) year extension if a Debt Restructure, as defined in paragraph 3.B below, has occurred during the initial six month Term.

B.           For purposes of this Agreement, “Debt Restructure” shall be defined as the combination of one or more of a restructuring, refinancing, deferral of puts under the Convertible Secured Notes, a buy out of note holders’ interests in the Convertible Secured Notes, in whole or part, or other similar transaction(s) between the Effective Date and December 31, 2010, relating to all of the Company's existing secured debt obligations under its $65,000,000 5½% Convertible Senior Notes due 2014 and credit facility with Bank of Scotland (“Secured Debt Obligations”), such that either (i) the Company has restructured its Secured Debt Obligations so that the Secured Debt Obligations or any replacements thereof shall not become due prior to December 31, 2010 (other than any interest payments thereon) and has not filed for bankruptcy protection under the Federal bankruptcy laws, or (ii) on or before December 31, 2010, the Company has filed for and emerged from bankruptcy under the Federal bankruptcy laws, and the Company’s shareholders at the time the Company emerges from bankruptcy hold at least fifty percent (50%) of the equity in the post-bankruptcy or post-restructured Company.

Joseph E. Bernstein
June 1, 2009

4.           Confidentiality Agreement.

A.           Executive understands that during the Term, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”).  Executive agrees to observe all Company policies and procedures concerning such Confidential Information.  Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information when necessary in the performance of his duties for the Company.  Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Executive.  Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and allows the Company the opportunity to obtain a protective order or other appropriate remedy.

B.           During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.

C.           Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not related to the gaming business of the Company (“Creations”), conceived or made by him alone or with others at any time during his employment.  Executive agrees that the Company owns any such Creations, conceived or made by Executive alone or with others at any time during his employment, to the extent of the Executive’s interests therein, and Executive hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable.  These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company.  Executive understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his work at the Company.

Joseph E. Bernstein
June 1, 2009

D.           Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company, except for the matters, if any, described in Appendix A to this Agreement.

E.           During the Term, if Executive incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Appendix A, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

F.           Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations.  Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations.  Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

5.           Non-solicitation; non-competition.

A.           Executive agrees that, during the Term and until twelve (12) months thereafter, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities within the six (6) months prior to the termination of Executive’s employment, or induce any such employee to terminate his or her employment with the Company or any of its Affiliated Entities.

Joseph E. Bernstein
June 1, 2009

B.           Executive further agrees that, during the Term and until twelve (12) months after the termination of his employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, without the express written consent of an authorized representative of the Company, (i) perform services within the Territory (as defined below) for any Competing Business (as defined below), whether as an employee, consultant, agent, contractor or in any other capacity, (ii) hold office as an officer or director or like position in any Competing Business, (iii) request any present or future customers or suppliers of the Company or any of its Affiliated Entities to curtail or cancel their business with the Company or any of its Affiliated Entities, and (iv) accept business from such customers or suppliers of the Company or any of its Affiliated Entities.  These obligations will continue for the specified period regardless of whether the termination of Executive’s employment was voluntary or involuntary or with or without Cause.

C.           “Competing Business” means any entity or person (other than the Company) which is engaged in the operation, development or planning of, or the preparation of applications or obtaining of approvals for, gaming projects within the Territory.

D.           “Territory” shall mean 120 miles of Monticello, New York

E.           Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 7 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

F.           Representation and Warranty.  Executive represents and warrants to the Company that he is not subject to any non-competition provision of any other agreement restricting his ability fully to act hereunder.  Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

G.           Injunctive Relief.  Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 6 and 7 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 6 and 7 of this Agreement.

6.           Notice.  Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if personally delivered, if sent by nationally recognized overnight courier or if mailed by certified or registered mail, return receipt requested, first class postage prepaid, and addressed as follows:

Joseph E. Bernstein
June 1, 2009

i	If to Executive, prior to July 1, 2009 to:
Joseph E. Bernstein
1045 Fifth Avenue, 8th Floor
New York, New York 10028

ii	If to the Company, to:
Empire Resorts, Inc.
P.O. Box 5013
Monticello, New York 12701-5193
Attn. Compensation Committee Chairman

with a copy to:
Robert H. Friedman, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
65 East 55th Street
New York, New York 10022

7.           Severability.  If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

8.           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof.  Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in New York County.

9.           Waiver.  The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach.  The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.  Any waiver must be in writing.

10.           Assignment.  This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder.  Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

Joseph E. Bernstein
June 1, 2009

11.           Entire Agreement.  This Agreement (together with Exhibits A and B hereto) embodies all of the representations, warranties, and agreements between the Parties relating to Executive’s employment with the Company.  No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment.  This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment.  This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

Joseph E. Bernstein
June 1, 2009

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date above.

EMPIRE RESORTS, INC.

By:	/s/ Bruce Berg
	Name:	Bruce Berg
	Title:	Special Operating Committee

Agreed to and Accepted:

/s/ Joseph E. Bernstein
Joseph E. Bernstein